Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated September 29, 2015, in this Registration Statement (Form S-6 No. 333-206447) of Smart Trust, Argus Dividend Growers Total Return Trust, Series 6.

/s/ Grant Thornton LLP

Chicago, Illinois

September 29, 2015